SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

EXPLANATORY NOTE:

    On November 16, 2010, Dynegy Inc. ("Dynegy") entered into Amendment No. 1 to the Agreement and Plan of Merger among Dynegy, Denali Parent Inc. and Denali Merger Sub Inc. (the "Amendment").  The Amendment modifies the previously announced Agreement and Plan of Merger, dated as of August 13, 2010 (as amended, the “Merger Agreement”), which provides for the acquisition of Dynegy by Denali Parent Inc. ("Parent") (the "Merger"), an affiliate of The Blackstone Group L.P. ("Blackstone").

    The Amendment increases the consideration to be paid to Dynegy’s stokcholders for their shares of Dyengy common stock if the merger is completed to $5.00 per share in cash from $4.50 per share in cash.  The Amendment also requires Dynegy to pay Parent a termination fee equal to $16.3 million, in the event that both (i) the Merger Agreement is terminated by either Parent or Dynegy because either (a) a Dynegy stockholder meeting to consider and vote on the Merger Agreement is held and completed and the Merger Agreement is not adopted or (b) the Merger is not consummated by February 13, 2011 (which may be extended by Parent or the Company to May 13, 2011 pursuant to the Merger Agreement under certain circumstances) and the Merger Agreement has not been adopted by Dynegy stockholders prior to such termination, and (ii) within 18 months of such termination, the Company consummates an alternative transaction having an aggregate value of more than $4.50 per share.

    A copy of the Amendment is included below.

    On November 17, 2010, Dynegy Inc. ("Dynegy") issued a press release announcing that the Dynegy Board of Directors has approved an increased consideration and a break-up fee, under certain circumstances, related to the Merger.  A copy of the press release is included below.

    On November 17, 2010, Dynegy issued a press release announcing that its special meeting of stokholders has been recessed until 3:30 p.m. Eastern, on November 23, 2010.  A copy of the press release is included below.

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

among

DYNEGY INC.,

DENALI PARENT INC.

and

DENALI MERGER SUB INC.

Dated as of November 16, 2010

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER is dated as of November 16, 2010 (this “Amendment”), and is entered into between Dynegy Inc., a Delaware corporation (the “Company”), Denali Parent Inc., a Delaware corporation (“Parent”), and Denali Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of August 13, 2010, between the Company, Parent and Merger Sub (the “Merger Agreement”).

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, increase the Per Share Merger Consideration from $4.50 to $5.00;

WHEREAS, the Board of Directors of the Company and the Board of Directors of each of Parent and Merger Sub have approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement as amended by this Amendment and have approved and declared advisable the Merger Agreement as amended by this Amendment and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of the Company recommends the adoption of the Merger Agreement, as amended by this Amendment, and approval of the Merger by the Company’s stockholders; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 4.1.  The reference to “$4.50” in Section 4.1(a) of the Merger Agreement is hereby amended to be “$5.00”.  All references in the Merger Agreement to the “Per Share Merger Consideration” shall refer to “$5.00 per Share in cash, without interest”.

2. Amendment of Section 5.1.  Section 5.1(c) of the Merger Agreement is hereby amended by (i) inserting “(as such term was defined in this Agreement as of August 13, 2010) that was” following the term “Per Share Merger Consideration” in Section 5.1(c)(ii) and (ii) adding a Section 5.1(c)(iii) to read as follows:

“(iii)           The Board of Directors of the Company has received the opinion of each of Goldman Sachs & Co. and Greenhill & Co., Inc. to the effect that, as of November 16, 2010 and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders.  It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.”

3. Amendment of Section 5.2(e).  Section 5.2(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e)  Equity Financing.  Parent has provided to the Company a true, complete and correct copy of the Equity Commitment Letter, dated November 16, 2010, between Parent and Blackstone Capital Partners V L.P. (“BCP”) (the “Equity Financing Commitment”), pursuant to which BCP has committed, subject to the terms and conditions set forth therein, to invest in Parent up to the cash amount set forth therein (the “Equity Financing”), necessary to enable Parent and Merger Sub to pay (i) the Per Share Merger Consideration in respect of all of the Shares and all amounts in respect of shares of Company Restricted Stock pursuant to Section 4.3(b), in each case, without any increase in the Indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries, (ii) amounts due in connection with the Merger and (iii) any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing.  The Equity Financing Commitment has not been amended or modified prior to November 16, 2010, no such amendment or modification is contemplated, and the commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded in any respect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Financing Commitment.  Parent and Merger Sub will have, at and after the Closing, funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing and (iii) any other amounts required to be paid in connection with the consummation of the Merger.”

4. Amendment of Section 6.4.  Section 6.4 of the Merger Agreement is hereby amended by inserting the following immediately prior to the penultimate sentence of such Section:

“Notwithstanding the foregoing, the Company shall convene the Stockholders Meeting on Wednesday, November 17, 2010, at the Company’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas, 77002 (the “Company Headquarters”), as contemplated by the Proxy Statement filed with the SEC on October 4, 2010, and in connection therewith shall use its reasonable best efforts to provide the Record Holders of Shares with a reasonable period of time to become informed regarding the Amendment and the opportunity to vote on the adoption of this Agreement on Tuesday, November, 23, 2010 or such other date as may be agreed to in writing by the Company and Parent.”

5. Amendment of Section 8.5(b).  Section 8.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b)           In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made or publicly announced a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn without qualification in a manner that would reasonably be expected to adversely affect the receipt of the Company Requisite Vote in any material respect at least ten (10) calendar days prior to, with respect to Section 8.2(a), the date of termination or, with respect to a termination pursuant to Section 8.2(b), no later than five (5) business days prior to the Stockholders Meeting and (z) within eighteen (18) months of such termination (A) the Company shall have consummated an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y) of this Section 8.5(b)(i)) (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) or (B) the Company and its Subsidiaries, taken as a whole, shall have consummated any transaction, or any series of transactions, providing for the sale of assets (including equity securities of any Subsidiaries of the Company) for aggregate consideration (including the assumption of any Indebtedness by any purchaser of such assets) of greater than $1.0 billion;

(ii) this Agreement is terminated by Parent pursuant to clause (a) of Section 8.4 (the section relating to a Change of Recommendation);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement); or

(iv) (y) the circumstance described in Section 8.5(b)(i)(y) has not occurred and, before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval) and (z) within eighteen (18) months of such termination the Company shall have consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), as a result of which the Stockholders shall be entitled to receive, either directly or indirectly, consideration (whether cash or otherwise) having an aggregate value of more than $4.50 per Share;

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (i)(z)(A) or the date, or dates, on which the Company consummates each sale of assets referred to in sub-clause (i)(z)(B) above, (B) in the case of clause (ii), no later than three (3) business days after the date of such termination, (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, and (D) in the case of clause (iv) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in sub-clause (iv)(z), pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).  “Termination Fee” shall mean (x) an amount equal to $27.5 million less any Parent Expenses previously paid by the Company with respect to the first $1.0 billion of any such asset sales and an additional $1.5 million with respect to each additional $100 million of any such asset sales during such eighteen (18) month period up to an aggregate of $2.5 billion of any such asset sales during such eighteen (18) month period, but in any event no greater than $50 million in the aggregate (including any Parent Expenses previously paid by the Company), if the Termination Fee becomes payable pursuant to Section 8.5(b)(i)(z)(B), (y) an amount equal to $16.3 million if the Termination Fee becomes payable pursuant to Section 8.5(b)(iv) and (z) an amount equal to $50 million less any Parent Expenses previously paid by the Company in all other circumstances.”

6. Additional Representations of the Company.  The Company hereby represents and warrants to Merger Sub and Parent as follows:

Authority Relative to Amendment.  The Company has all necessary corporate power and authority to execute and deliver this Amendment, and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) of the Merger Agreement are true and correct, adoption of this Agreement by the Company Requisite Vote, to perform its obligations hereunder.  The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment.  This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7. Additional Representations of Parent and Merger Sub.  Parent and Merger Sub each hereby represent to the Company as follows:

Authority Relative to Amendment.  No vote of holders of capital stock of Parent is necessary to approve this Amendment or the other transactions contemplated hereby. Concurrent with the execution and delivery of this Amendment, Parent has executed and delivered, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Merger Agreement as amended by this Amendment. Parent and Merger Sub have all necessary power and authority to execute and deliver this Amendment, and to perform their respective obligations hereunder.  The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Amendment.  This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

8. References to the Merger Agreement.  After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

9. Construction.  Except as expressly provided in this Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to August 13, 2010.

10. Other Miscellaneous Terms.  The provisions of Article IX (Miscellaneous and General) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

11. No Further Amendment.  Except as amended hereby, the Merger Agreement shall remain in full force and effect.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYNEGY INC.

By	/s/ Mario Alonso
	Name:	Mario Alonso
	Title:	V.P. Corporate Development

DENALI PARENT INC.

By	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer

DENALI MERGER SUB INC.

By	/s/ David Foley
	Name:	David Foley
	Title:	Chief Executive Officer

FOR IMMEDIATE RELEASE

Dynegy and Blackstone Agree on Increased Merger Consideration

Dynegy's Board of Directors Recommends Stockholders Vote FOR the Amended Merger Agreement

HOUSTON, Nov 17, 2010 (BUSINESS WIRE) – Dynegy Inc. (NYSE: DYN) today announced that its Board of Directors has approved an amendment to the previously announced merger agreement, dated as of August 13, 2010, providing for the acquisition of the company by Denali Parent Inc., an affiliate of The Blackstone Group (NYSE: BX).   Under the terms of the amended agreement:

•
The merger consideration is increased to $5.00 in cash per share, an 11% increase to the previously-agreed consideration of $4.50 per share, and an 80% premium to the closing share price on August 12, 2010; and

•
Dynegy has agreed to pay Blackstone a $16.3 million (approximately $0.13 per Dynegy share) break-up fee if the merger is not approved by Dynegy stockholders and if within 18 months Dynegy consummates an acquisition transaction in which Dynegy stockholders receive more than $4.50 per share in consideration.

The Dynegy Board recommends that all Dynegy stockholders approve the transaction with Blackstone, as amended, and receive this superior value.

Dynegy stockholders of record at the close of business on Friday, October 1, 2010, are entitled to vote at the special meeting of stockholders that has been called to consider the merger agreement. The special meeting is scheduled to be convened at 10 a.m. CT/11 a.m. ET on Wednesday, November 17, 2010, at the company's corporate headquarters, 1000 Louisiana St., Houston, Texas 77002.

The Dynegy Board of Directors believes the Blackstone transaction is in the best interest of all Dynegy stockholders because it provides immediate, certain and fair value to its stockholders while reducing the considerable downside risk facing Dynegy if the Blackstone transaction is not approved and completed. The Board recommends that stockholders vote FOR the Blackstone transaction by following the directions on the WHITE proxy card today.

If stockholders have already voted against the Blackstone transaction, they have every right and the ability to change their vote in favor of the Blackstone transaction.  Stockholders should call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free), or Innisfree M&A Incorporated toll-free at (877) 750-9499 or banks and brokers may call collect at (212) 750-5833.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy's stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the "Merger"), including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy, and Dynegy will file additional soliciting materials with the SEC regarding the amendment to the merger agreement. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE ADDITIONAL SOLICITING MATERIAL THAT WILL BE FILED WITH THE SEC REGARDING THE MERGER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy's stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. Dynegy's stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy's website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy's stockholders with respect to the Merger. Information about Dynegy's directors and executive officers and their ownership of Dynegy's common stock is set forth in the proxy statement for Dynegy's 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy's stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC, including the additional soliciting materials that will be filed by Dynegy with the SEC regarding the amendment to the merger agreement.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500

FOR IMMEDIATE RELEASE

Dynegy Stockholders Given Opportunity to Vote Until November 23, 2010
To Permit Stockholders to Consider Terms of Amended Blackstone Merger Agreement

HOUSTON, Nov 17, 2010 (BUSINESS WIRE) – Dynegy Inc. (NYSE: DYN) today announced that its special meeting of stockholders has been recessed until 3:30 p.m. central time on November 23, 2010 in order to provide stockholders the opportunity to fully consider the terms of the November 16, 2010 amendment to the previously announced merger agreement, dated as of August 13, 2010, providing for the acquisition of the company by Denali Parent Inc., an affiliate of The Blackstone Group (NYSE: BX).   Polls will remain open and votes will be accepted on the merger and adjournment proposals until 4:00 p.m. central time on Tuesday, November 23, 2010.

Dynegy’s Board of Directors believes that this 11% increase in the merger consideration, to $5.00 in cash per share, is a very important development  that Dynegy stockholders should have an opportunity to consider before there is a vote on both the merger proposal and, if necessary, the proposal to adjourn the special meeting to solicit additional votes for the merger proposal.

The Dynegy Board continues to recommend that all Dynegy stockholders approve the transaction with Blackstone, as amended, and receive this superior value.

Dynegy stockholders of record at the close of business on Friday, October 1, 2010, are entitled to vote at the special meeting of stockholders that has been called to consider the merger agreement. The special meeting will reconvene at 3:30 p.m. CT/4:30 p.m. ET on Tuesday, November 23, 2010, at the company's corporate headquarters, 1000 Louisiana St., Houston, Texas 77002.

The Dynegy Board of Directors believes the Blackstone transaction is in the best interest of all Dynegy stockholders because it provides immediate, certain and fair value to its stockholders while reducing the considerable downside risk facing Dynegy if the Blackstone transaction is not approved and completed. The Board recommends that stockholders vote FOR the Blackstone transaction by following the directions on the WHITE proxy card today.

If stockholders have already voted against the Blackstone transaction, they have every right and the ability to change their vote, in order to vote in favor of the Blackstone transaction.  Stockholders should call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free), or Innisfree M&A Incorporated toll-free at (877) 750-9499 or banks and brokers may call collect at (212) 750-5833.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy's stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the "Merger"), including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy, and Dynegy will file additional soliciting materials with the SEC regarding the amendment to the merger agreement. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE ADDITIONAL SOLICITING MATERIAL THAT WILL BE FILED WITH THE SEC REGARDING THE MERGER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy's stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. Dynegy's stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy's website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy's stockholders with respect to the Merger. Information about Dynegy's directors and executive officers and their ownership of Dynegy's common stock is set forth in the proxy statement for Dynegy's 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy's stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC, including the additional soliciting materials that will be filed by Dynegy with the SEC regarding the amendment to the merger agreement.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500